Exhibit 10

EXECUTION COPY

February 22, 2019

Lawrence P. Tu

c/o CBS Corporation

51 W. 52nd Street

New York, NY 10019

Dear Larry:

This letter (“Separation Agreement”) is to confirm the terms of your separation from CBS Corporation (“CBS”), effective April 30, 2019 (the “Separation Date”).

1.

Separation Date. You hereby resign from CBS, and CBS accepts your resignation on the following terms, effective on the Separation Date. You recognize and agree that your employment with CBS ceases on the Separation Date. For purposes of this Separation Agreement and the employment agreement between you and CBS, dated as of June 1, 2017 and as subsequently amended by letter agreement dated April 25, 2018 (together, the “Employment Agreement”), you shall be deemed to have resigned your employment pursuant to paragraph 7(c)(i) of the Employment Agreement, notwithstanding the written notice and procedural requirements set forth therein. The provisions of the Employment Agreement intended to survive your termination of employment and that are not superseded by this Separation Agreement shall remain in effect as written. A copy of the Employment Agreement is attached hereto as Appendix I.

2.

Transition Period. Beginning March 1, 2019, you will cease serving as the Chief Legal Officer of CBS, and will instead serve as a Senior Advisor to the Chief Executive Officer of CBS (the “CEO”) through the Separation Date (such period beginning March 1, 2019 and ending on the Separation Date, the “Transition Period”), taking on such assignments concerning the business and affairs of CBS and its subsidiaries as may be reasonably requested by the CEO. During the Transition Period, your primary duty and responsibility will be to ensure a smooth transition and transfer of knowledge concerning the legal affairs and priorities of CBS to your successor. It is the intent of the parties, and the parties hereby acknowledge, that during the Transition Period, the level of bona fide services reasonably anticipated to be performed by you will remain at a level such that you will not be considered to have incurred a “separation from service” (within the meaning of Code Section 409A) upon commencement of the Transition Period.

3.	Receipt of All Monies Owed. You acknowledge that, upon the Separation Date, you will be entitled to receive the following, all subject to necessary withholdings and deductions:

Lawrence P. Tu

February 22, 2019

(a)	all salary, wages or other compensation accrued to your Separation Date; and

(b)	payment for all accrued and unused vacation and/or personal days in accordance with company policy.

In addition, CBS will reimburse you for any outstanding bona fide business expenses that are incurred on or prior to the Separation Date and properly documented and submitted no later than May 31, 2019. Such reimbursement will be provided in accordance with Paragraph 5 of the Employment Agreement upon CBS’s receipt of appropriate documentation with respect to such expenses.

Your receipt of the payments and benefits set forth in this Section 3 is not contingent upon your signature to this Separation Agreement. You also acknowledge that (i) prior to execution of this Separation Agreement, you have at all times been properly compensated in accordance with applicable laws; (ii) except as provided by this Separation Agreement, no other monies are owed to you and CBS has paid to you all wages that it concedes are owed to you; and (iii) CBS is not requiring that you execute this Separation Agreement in order to obtain any wages concededly owed to you.

4.

Severance Payments and Benefits. In consideration of your signing the general release and waiver of claims attached hereto as Appendix II (the “Release of Claims”) within 60 days following (but not before) the Separation Date, CBS will provide you with the compensation and benefits described in Paragraphs 7(c)(ii)(A), (B), (C), (D) and (E) of the Employment Agreement, each of which you would otherwise not be entitled to receive, payable or provided in accordance with the schedules set forth therein. You acknowledge and agree that you shall not be eligible to receive severance payments and benefits under any other plan, policy, program or agreement, including any executive retention plan or program, other than as set forth in the preceding sentence, and you will not receive any prorated bonus for the portion of calendar year 2019 ending on the Separation Date.

5.

Release Effective Date. As set forth in Paragraph 7(j) of the Employment Agreement, the payments and benefits described in Section 4 are expressly conditioned upon (x) your execution following (but not before) the Separation Date and delivery to CBS of the Release of Claims and (y) such Release of Claims becoming effective and irrevocable in its entirety (i.e., the expiration of the seven (7) day revocation period), within sixty (60) days following the Separation Date (i.e., on or before May 14, 2019) (the “Release Effective Date”). If at any time during such 60-day period any cash severance payments are scheduled to be paid to you pursuant to Section 4, and you have not executed the Release of Claims and/or it has not become effective and irrevocable in its entirety, then any such cash severance payments shall be held and accumulated without interest and shall be paid to you on the first regular payroll date following the Release

Lawrence P. Tu

February 22, 2019

Effective Date. Similarly, vesting of any outstanding equity awards shall be suspended until the Release Effective Date. Your failure or refusal to timely sign and deliver the Release of Claims or your revocation of an executed and delivered Release of Claims in accordance with applicable laws, whether intentionally or unintentionally, will result in the forfeiture of the payments and benefits under Section 4.

6.

Continued Application of Certain Covenants. You acknowledge and agree that all restrictive covenants set forth in your Employment Agreement, including, without limitation, the covenants set forth in paragraphs 6(a) (Non-Compete); 6(b) (Non-Disclosure of Confidential Information); 6(c) (Non-Solicitation); 6(d) (Ownership of Work Product); 6(e) (Litigation); 6(f) (Interviews and Speeches, etc.); and 6(g) (Company Property) shall each continue to apply for the time period following the Separation Date as set forth in the terms of such provisions.

7.

Preservation of Certain Rights. Nothing in the Release of Claims set forth in Appendix II or elsewhere in this Separation Agreement, prevents or prohibits you from filing any claim that cannot be waived and/or relinquished pursuant to applicable laws, including but not limited to the right to file a charge or participate in any investigation with the Equal Employment Opportunity Commission or any other governmental or administrative agency that is responsible for enforcing a law on behalf of the government. However, you also acknowledge and understand that because you are waiving and releasing all claims for monetary damages and any other form of personal relief, you may only seek and receive non-personal forms of relief through any such claim.

8.

Reference Inquiries. In response to any reference inquiries, consistent with current CBS policy, CBS will only release your dates of employment and last position held. You agree to direct any such inquiries to CBS Human Resources.

9.	Communications. CBS agrees that you shall be given a reasonable opportunity to review the content of any external announcement regarding your separation from CBS prior to its release.

10.

Return of Company Property. You will return to CBS, as soon as practicable, all copies of all files, materials and all other documents in your possession, whether or not prepared by or for you, relating to the business or affairs of CBS or any of its officers, directors, or employees on or before the Separation Date, including but not limited to identification cards, credit cards, purchasing cards, keys, and equipment.

11.

Passwords. You agree that at CBS’s request, you will disclose to CBS all passwords to all password protected files, software and hardware which have been created or protected by you and which are on CBS’s computers.

Lawrence P. Tu

February 22, 2019

12.

Section 409A (Tax Implications). To the extent applicable, it is intended that the compensation arrangements under the Separation Agreement be in full compliance with Section 409A. The Separation Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to, as a result of this section or otherwise) shall CBS, CBS Corporation or any of CBS Corporation’s affiliated companies be liable for any tax, interest or penalties that may be imposed on you under Section 409A. Neither CBS, CBS Corporation nor any of CBS Corporation’s affiliated companies shall have any obligation to indemnify or otherwise hold you harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Each payment made pursuant to any provision of this Separation Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. You acknowledge that you have been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

13.

Dispute Resolution and Governing Law. You and CBS agree that any disputes arising out of or relating to this Separation Agreement or to a breach or alleged breach thereof will be resolved in accordance with the provisions of Paragraph 17 of the Employment Agreement. This Separation Agreement and all matters and issues collateral related thereto shall be governed by the laws of the State of California.

14.

Severability. This Separation Agreement has several distinct provisions. The parties have attempted to create an agreement that is lawful and enforceable in all respects. Should any part, term, or provision of this Separation Agreement be declared or determined by any Court or other tribunal of appropriate jurisdiction to be invalid or unenforceable, any such invalid or unenforceable part, term, or provision shall be automatically deemed amended to give the fullest effect possible to the original intent of the affected provision (and if not capable of being so amended, only the provision so affected shall be deemed stricken or severed) and any and all of the other terms of the Separation Agreement, as so amended, or in the absence of the affected provision, shall remain in full force and effect to the fullest extent permitted by law.

15.

Entire Understanding. This Separation Agreement, together with the Employment Agreement, contains the entire understanding between you and CBS with respect to the subject matter contained in this Separation Agreement, and can be changed only by a writing signed by both parties. In the event of a conflict between the terms of this Separation Agreement and the Employment Agreement, the Employment Agreement shall be deemed amended by this Separation Agreement to the extent necessary to give effect to the provisions hereof, including, without limitation, Section 2 of this Separation Agreement. Either party’s failure to insist upon strict adherence to any term of this Separation Agreement shall not be considered a waiver, or deprive either party of

Lawrence P. Tu

February 22, 2019

the right thereafter to insist on strict adherence to that or any other term of this Separation Agreement.

16.	Paragraph Captions. All paragraph captions in this Separation Agreement are inserted for convenience of reference only and shall not be considered in construing this Separation Agreement.

17.

Time to Consider the General Release. You understand and agree that by executing the Release of Claims attached hereto as Appendix II following the Separation Date, you are waiving and releasing any rights or claims that you may have under the Age Discrimination in Employment Act (“ADEA”). You understand that you are not waiving rights or claims that may arise after the date the Release of Claims is executed. You further represent that you understand you may revoke the Release of Claims within seven (7) calendar days of signing it. You understand that to revoke the Release of Claims, you must put the revocation in writing and deliver it by hand, mail or email to Stephen D. Mirante, EVP, Chief Administrative Officer, 51 W. 52nd Street, New York, NY 10019 (if by email, to Mr. Mirante’s corporate email address). For such revocation to be effective, written notice must be received by CBS no later than the seventh (7th) calendar day after you sign the Release of Claims. If you revoke the Release of Claims (or you fail or refuse to sign the Release of Claims) such that the Release of Claims does not become effective and irrevocable within the prescribed 60-day period as described in Sections 4 and 5 above and Paragraph 7(j) of the Employment Agreement, then your employment will still be terminated but you shall not be entitled to receive any of the payments or benefits described in Section 4 above (and paragraph 7(c)(ii) of the Employment Agreement).

18.

Counterparts and Electronic Transmission. This Separation Agreement may be executed in counterpart originals, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. Delivery of an executed counterpart of this Separation Agreement by facsimile or by electronic transmission (e.g., .pdf or .tif file) shall be effective as delivery of an original executed counterpart of this Separation Agreement, but each party hereto shall then each deliver to the other party hereto within a reasonable time after execution of this Separation Agreement an original signature on the Separation Agreement.

19.	Review of this Agreement Prior to Signing. You represent and agree that:

(a)

You have been advised in writing by CBS in this Separation Agreement that you should consult an attorney prior to signing this Separation Agreement or the attached Release of Claims (after the Separation Date) that you have been given an adequate opportunity to seek the advice of an attorney;

Lawrence P. Tu

February 22, 2019

(b)

You have carefully read this Separation Agreement and the attached Release of Claims in their entirety, fully understand all of their terms, and are fully aware of the legal effect of the Separation Agreement and the Release of Claims; and

(c)	You are voluntarily and knowingly entering into this Separation Agreement without the threat of coercion or duress and with the intent to be legally bound by its terms.

(d)

You acknowledge that you have been given not less than twenty-one (21) calendar days to review and consider signing the attached Release of Claims following the Separation Date, and understand that you have seven (7) calendar days to revoke it after signing.

[signature page to follow]

Please indicate your understanding and acceptance of the foregoing by signing in the space provided below and returning this Separation Agreement signed by you to the undersigned.

CBS CORPORATION

By:	/s/ Stephen D. Mirante
Stephen D. Mirante
EVP, Chief Administrative Officer

ACCEPTED AND AGREED TO:

/s/ Lawrence P. Tu
Lawrence P. Tu

2/22/19
Date

Att. (Appendix I – Employment Agreement and Appendix II – General Release and Waiver of Claims)

Appendix I

EMPLOYMENT AGREEMENT

[A copy of the employment agreement dated as of June  1, 2017 between CBS Corporation and Lawrence P. Tu has been filed with the Securities and Exchange Commission as Exhibit 10(b) to the Quarterly Report on Form 10-Q of CBS Corporation for the quarter ended September 30, 2017, and a copy of the letter agreement dated April 25, 2018, amending the employment agreement dated as of June 1, 2017 between CBS Corporation and Lawrence P. Tu, has been filed with the Securities and Exchange Commission as Exhibit 10(a) to the Quarterly Report on Form 10-Q of CBS Corporation for the quarter ended March 31, 2018.]

Appendix II

GENERAL RELEASE AND WAIVER OF CLAIMS

I acknowledge, understand and agree that in consideration of CBS Corporation’s (“CBS”) agreement to pay me the payments and benefits described in Section 4 of the Separation Agreement between CBS and me, dated February 22, 2019 (which payments and benefits are also described in paragraph 7(c)(ii) of the Employment Agreement between CBS and me, dated as of June 1, 2017 and as subsequently amended on April 25, 2018 (the “Employment Agreement”)), l have no claim against CBS or any predecessor, or any subsidiaries and other related entities, and/or their respective officers, directors and employees (hereinafter collectively referred to as the “Company”) and I HEREBY WAIVE (GIVE UP) ANY CLAIMS WHICH I MAY NOW HAVE, WHETHER KNOWN OR UNKNOWN, AGAINST the Company, and will not now, or in the future, accept any recovery in any forum, nor will I pursue or institute any claim, suit or legal action against the Company or their successors and assigns, which is based upon or arises out of any aspect of my employment with or separation from the Company including, but not limited to, any claims for attorneys’ fees, any claims which l may have under any contract or policy, whether such contract or policy is written or oral, express or implied, and any claims which I may have based upon any Federal, State or Local statutes, orders or regulations, including but not limited to those concerning leaves of absence (including the Family and Medical Leave Act of 1993, as amended) and those concerning discrimination on any basis including, but not limited to, race, color, creed or religion, sex, sexual harassment, national origin, age (including the Age Discrimination in Employment Act of 1967, as amended), handicap or disability, marital status, height, weight, sexual orientation or genetic information.

Notwithstanding the foregoing, I have not waived and/or relinquished any rights I may have to file any claim that cannot be waived and/or relinquished pursuant to applicable laws, including the right to file a charge or participate in any investigation with the Equal Employment Opportunity Commission or any other governmental or administrative agency. In addition, I have not waived and/or relinquished any rights I may have to enforce the terms of the Separation Agreement (or the Employment Agreement, to the extent not superseded by the Separation Agreement), or any rights I may have to vested benefits under employee benefit plans (such as 401(k)) or the Company’s deferral plans; to indemnification under the Company’s articles of incorporation, by-laws or state law, to unemployment benefits (application for which CBS shall not contest) or workers’ compensation benefits.

I hereby expressly waive and release any and all rights, causes of action, liabilities, demands, and claims of any kind or nature under Section 1542 of the California Civil Code or any analogous state, local or federal law, and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF

KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

This release is not intended to apply to insured or vested benefits, if any, for which I am eligible, pursuant to the terms of any employee benefit plan in which I am, or have been, a participant.

I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS ACKNOWLEGMENT AND RELEASE OF CLAIMS. I UNDERSTAND THAT I HAVE THE RIGHT TO AND CONFIRM THAT I HAVE CONSULTED AN ATTORNEY BEFORE SIGNING THIS ACKNOWLEDGMENT AND RELEASE OF CLAIMS. I UNDERSTAND THAT I HAVE NOT LESS THAN 21 DAYS FROM THE DATE OF RECEIVING THIS ACKNOWLEDGMENT AND RELEASE OF CLAIMS TO CONSIDER IT AND TO CONSULT FURTHER WITH AN ATTORNEY. I ALSO UNDERSTAND THAT IF I SIGN THIS RELEASE, I HAVE SEVEN (7) DAYS TO REVOKE IT. I UNDERSTAND THAT TO REVOKE THIS RELEASE, I MUST PUT THE REVOCATION IN WRITING AND DELIVER IT BY HAND OR BY MAIL TO STEPHEN D. MIRANTE, EXECUTIVE VICE PRESIDENT, CHIEF ADMINISTRATIVE OFFICER, CBS CORPORATION, 51 WEST 52ND STREET, NEW YORK, NY 10019 (IF BY ELECTRONIC MAIL, TO MR. MIRANTE’S CORPORATE EMAIL ADDRESS) (IT MUST BE RECEIVED) WITHIN SEVEN (7) CALENDAR DAYS OF THE DATE I SIGNED IT. I FURTHER UNDERSTAND THAT PAYMENTS TO WHICH I MAY BECOME ENTITLED BY SIGNING THIS RELEASE WILL NOT BE PAID UNTIL AFTER THE 7 DAYS DURING WHICH I MAY REVOKE IT, OR AFTER THE TERMINATION DATE, WHICHEVER IS LATER I AM SIGNING THIS RELEASE VOLUNTARILY.

LAWRENCE P. TU

DATE

*	This Release of Claims is to be executed and returned to CBS no earlier than the Separation Date.